CARMAX REPORTS THIRD QUARTER FISCAL YEAR 2026 RESULTS

Richmond, Va., December 18, 2025 – CarMax, Inc. (NYSE:KMX) today reported results for the third quarter ended November 30, 2025.

Third Quarter Highlights:(1)

•Announced leadership changes effective December 1, 2025. Member of the Board, David McCreight, named Interim President and CEO; Chair of the Board, Tom Folliard named Interim Executive Chair of the Board. Search for permanent CEO underway.

•Retail used unit sales decreased 8.0% and comparable store used unit sales declined 9.0%; gross profit per retail used unit of $2,235, a decrease of $71 from last year’s third quarter record, in line with historical averages.

•Wholesale units decreased 6.2%; gross profit per wholesale unit of $899, a decrease of $116 per unit; both margin and volume were impacted by steep market depreciation.

•Extended Protection Plans (EPP) margin per retail unit of $570, in line with the prior year.

•Bought 238,000 vehicles from consumers and dealers, a decrease of 11.7%.
◦208,000 vehicles were purchased from consumers, down 12.1%
◦30,000 vehicles were purchased through dealers, down 8.6%

•SG&A increased 1.0% to $581.4 million, driven by increased advertising spend as we launched our new brand positioning campaign and restructuring charges primarily related to our CEO change and workforce reductions in our Customer Experience Center (CEC).

•On track to achieve SG&A reductions of at least $150 million in exit rate savings by the end of fiscal 2027.

•CarMax Auto Finance (CAF) income increased 9.3% to $174.7 million.

•Net earnings per diluted share of $0.43 versus $0.81 a year ago. This quarter was impacted by $0.08 due to the restructuring charges noted above.

•Repurchased $201.6 million in shares of common stock.

(1) Comparisons to the prior year’s third quarter unless otherwise stated
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Interim CEO Commentary:
“I’m honored to serve as Interim President and CEO at this important juncture for CarMax. Our unmatched physical and digital infrastructure, beloved national brand, and award-winning culture provide us with incredible advantages. Despite these advantages, based on recent results, it is clear CarMax needs change,” said David McCreight, Interim President and Chief Executive Officer. “Tom and I are committed to positioning CarMax for success while the Board identifies the right permanent CEO to lead CarMax.”

Third Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 297,160, a decrease of 7.2% from the prior year’s third quarter.

Total retail used vehicle unit sales decreased 8.0% to 169,557 compared to the prior year’s third quarter. Comparable store used unit sales decreased 9.0% from the prior year’s third quarter. Total retail used vehicle revenues decreased 7.0% compared with the prior year’s third quarter, primarily driven by the decrease in retail used units sold.

Total wholesale vehicle unit sales decreased 6.2% to 127,603 versus the prior year’s third quarter. Wholesale volume was negatively impacted by steep market depreciation. Total wholesale revenues declined 6.3% compared with the prior year’s third quarter driven by the decrease in wholesale units sold.

We bought 238,000 vehicles from consumers and dealers, down 11.7% compared to last year’s third quarter. Of these vehicles, 208,000 were bought from consumers and 30,000 were bought through dealers, a decrease of 12.1% and 8.6%, respectively, from last year’s third quarter.

Other sales and revenues decreased by 9.2%, or $15.2 million, compared with the third quarter of fiscal 2025, primarily reflecting a decrease in EPP revenues driven by a decrease in retail unit sales.

Our digital capabilities supported 81% of retail unit sales. Omni sales(2) were 69% and online retail sales(3) accounted for 12% of retail unit sales.

Gross Profit. Total gross profit was $590.0 million, down 12.9% versus last year’s third quarter. Retail used vehicle gross profit decreased 10.8% and retail gross profit per used unit was $2,235, in line with historical averages though down $71 from last year’s third quarter record.

Wholesale vehicle gross profit decreased 16.9% versus the prior year’s third quarter, reflecting lower wholesale unit volume and gross profit per unit, which declined $116 to $899 per unit. Like volume, gross profit per unit was impacted by steep market depreciation.

Other gross profit decreased 16.0% primarily reflecting a reduction in EPP revenues due to lower retail unit sales.

SG&A. Compared with the third quarter of fiscal 2025, SG&A expenses increased 1.0% or $5.6 million to $581.4 million, primarily driven by increased advertising spend to support the new brand positioning campaign and severance costs for both the leadership change and CEC workforce reduction, partially offset by a lower corporate bonus accrual. SG&A as a percent of gross profit was 98.5% in the third quarter compared to 85.0% in the prior year’s third quarter, driven by the decline in gross profit.

We are on track to achieve SG&A reductions of at least $150 million in savings in our exit rate by the end of fiscal 2027. We took our first significant step towards these savings this quarter with a reduction in our CEC workforce.

CarMax Auto Finance.(4) During the third quarter, we executed our second non-prime securitization transaction this calendar year. This transaction was upsized to $900 million in total notes and for the first time
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included the sale of most of the residual financial interest in the transaction to third party investors, thus resulting in off-balance sheet treatment. As a result, we recognized a gain on sale of $27.0 million in the third quarter. We also recognized an additional $5.0 million in CAF income related to servicing fees from this transaction.

CAF income increased 9.3% to $174.7 million as the gain on sale outweighed a decline in total interest margin dollars due to lower auto loans outstanding resulting from the securitization transaction noted above. This quarter’s provision for loan losses was $73.4 million compared to $72.6 million in the prior year’s third quarter.

As of November 30, 2025, the allowance for loan losses of $474.8 million was 2.87% of auto loans held for investment, down from 3.02% as of August 31, 2025.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.2% of average auto loans outstanding, which includes held for investment and held for sale, in line with the prior year’s third quarter. After the effect of 3-day payoffs, CAF financed 42.6% of units sold in the current quarter, down from 43.1% in the prior year’s third quarter. CAF’s weighted average contract rate was 11.0% in the quarter, down from 11.2% in the third quarter last year.

Share Repurchase Activity. During the third quarter of fiscal year 2026, we repurchased 4.6 million shares of common stock for $201.6 million. As of November 30, 2025, we had $1.36 billion remaining available for repurchase under the outstanding authorization.

Location Openings. During the third quarter of fiscal 2026, we opened two new store locations in Tulalip, Washington and Rogers, Arkansas.

Fiscal Year 2026 Fourth Quarter Preliminary Outlook. We expect the following actions will result in improved sales performance trends:
•Improve price competitiveness: we anticipate lowering retail used unit margins in the fourth quarter.
•Increase marketing spend: we expect marketing spend on a total unit basis to be up year-over-year in the fourth quarter, though to a lesser degree than during the third quarter, with a focus on investing in acquisition to drive buys and sales.

(2)    An omni retail unit sale is defined as a sale where customers complete at least one, but not all, of the four activities listed in note (3) below online. An omni retail unit sale also includes additional steps that can be completed online, including pre-qualifying for financing, setting appointments and signing up for notifications of cars coming soon.
(3)    An online retail sale is defined as a sale where the customer completes all four of these major transactional activities online: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating an online sales order.
(4)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2025	2024	Change	2025	2024	Change
Used vehicle sales	$4,548.2	$4,888.9	(7.0)%	$15,922.3	$16,243.4	(2.0)%
Wholesale vehicle sales	1,095.1	1,168.6	(6.3)%	3,497.4	3,579.5	(2.3)%
Other sales and revenues:
Extended protection plan revenues	96.6	105.5	(8.4)%	343.4	345.7	(0.7)%
Third-party finance (fees)/income, net	(3.0)	1.0	(397.2)%	(4.5)	0.8	(664.8)%
Advertising & subscription revenues (1)	35.1	36.1	(2.7)%	109.5	105.1	4.2%
Other	21.9	23.3	(5.8)%	67.0	75.7	(11.5)%
Total other sales and revenues	150.6	165.9	(9.2)%	515.4	527.3	(2.3)%
Total net sales and operating revenues	$5,793.9	$6,223.4	(6.9)%	$19,935.2	$20,350.3	(2.0)%

(1)    Excludes intercompany revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended November 30			Nine Months Ended November 30
	2025	2024	Change	2025	2024	Change
Used vehicles	169,557	184,243	(8.0)%	599,496	606,395	(1.1)%
Wholesale vehicles	127,603	136,013	(6.2)%	415,422	425,156	(2.3)%

Average Selling Prices

	Three Months Ended November 30			Nine Months Ended November 30
	2025	2024	Change	2025	2024	Change
Used vehicles	$26,383	$26,153	0.9%	$26,152	$26,315	(0.6)%
Wholesale vehicles	$8,137	$8,177	(0.5)%	$7,991	$8,012	(0.3)%

Vehicle Sales Changes

	Three Months Ended November 30		Nine Months Ended November 30
	2025	2024	2025	2024
Used vehicle units	(8.0)%	5.4%	(1.1)%	2.2%
Used vehicle revenues	(7.0)%	1.2%	(2.0)%	(1.1)%

Wholesale vehicle units	(6.2)%	6.3%	(2.3)%	(1.3)%
Wholesale vehicle revenues	(6.3)%	0.3%	(2.3)%	(10.5)%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2025	2024	2025	2024
Used vehicle units	(9.0)%	4.3%	(2.1)%	1.3%
Used vehicle revenues	(8.1)%	0.5%	(2.6)%	(2.2)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2025	2024	2025	2024
CAF (2)	44.9%	45.7%	44.8%	45.2%
Tier 2 (3)	16.7%	17.9%	17.0%	18.1%
Tier 3 (4)	8.2%	6.5%	7.8%	6.9%
Other (5)	30.2%	29.9%	30.4%	29.8%
Total	100.0%	100.0%	100.0%	100.0%

(1)    Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent approximately 2% of total used units sold.
(3)    Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)    Third-party finance providers to whom we pay a fee.
(5)    Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended November 30				Nine Months Ended November 30
(In millions)	2025	% (1)	2024	% (1)	2025	% (1)	2024	% (1)
Net sales and operating revenues	$5,793.9	100.0	$6,223.4	100.0	$19,935.2	100.0	$20,350.3	100.0
Gross profit	$590.0	10.2	$677.6	10.9	$2,201.3	11.0	$2,230.0	11.0
CarMax Auto Finance income	$174.7	3.0	$159.9	2.6	$419.0	2.1	$422.4	2.1
Selling, general, and administrative expenses	$581.4	10.0	$575.8	9.3	$1,842.1	9.2	$1,824.9	9.0
Interest expense	$26.1	0.5	$25.4	0.4	$81.6	0.4	$83.8	0.4
Earnings before income taxes	$83.9	1.4	$166.5	2.7	$494.1	2.5	$551.0	2.7
Net earnings	$62.2	1.1	$125.4	2.0	$368.0	1.8	$410.7	2.0

(1)Calculated as a percentage of net sales and operating revenues.

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Gross Profit (1)

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2025	2024	Change	2025	2024	Change
Used vehicle gross profit	$378.9	$424.8	(10.8)%	$1,375.7	$1,399.1	(1.7)%
Wholesale vehicle gross profit	114.8	138.1	(16.9)%	408.6	433.1	(5.6)%
Other gross profit	96.3	114.7	(16.0)%	417.0	397.8	4.8%
Total	$590.0	$677.6	(12.9)%	$2,201.3	$2,230.0	(1.3)%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended November 30				Nine Months Ended November 30
	2025		2024		2025		2024
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,235	8.3	$2,306	8.7	$2,295	8.6	$2,307	8.6
Wholesale vehicle gross profit per unit	$899	10.5	$1,015	11.8	$984	11.7	$1,019	12.1
Other gross profit per unit	$568	64.0	$623	69.2	$695	80.9	$656	75.4

(1)    Amounts are net of intercompany eliminations.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2025	2024	Change	2025	2024	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$307.3	$311.8	(1.4)%	$979.7	$961.1	1.9%
Share-based compensation expense	14.7	22.3	(34.0)%	82.7	101.5	(18.5)%
Total compensation and benefits (2)	$322.0	$334.1	(3.6)%	$1,062.4	$1,062.6	—%
Occupancy costs	68.6	73.5	(6.5)%	211.6	218.8	(3.3)%
Advertising expense	73.4	53.8	36.4%	205.1	188.6	8.8%
Other overhead costs (3)	117.4	114.4	2.5%	363.0	354.9	2.3%
Total SG&A expenses	$581.4	$575.8	1.0%	$1,842.1	$1,824.9	0.9%
SG&A as a % of gross profit	98.5%	85.0%	13.5%	83.7%	81.8%	1.9%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, travel, charitable contributions and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended November 30		Nine Months Ended November 30
(In millions)	2025	2024	2025	2024
Interest margin:
Interest and fee income	$448.0	$469.2	$1,423.2	$1,386.2
Interest expense	(188.3)	(193.2)	(585.0)	(569.2)
Total interest margin	259.7	276.0	838.2	817.0
Provision for loan losses	(73.4)	(72.6)	(317.3)	(266.4)
Total interest margin after provision for loan losses	186.3	203.4	520.9	550.6
Servicing income	5.0	—	5.0	—
Total direct expenses	(43.6)	(43.5)	(133.9)	(128.2)
Gain on sale of auto loans	27.0	—	27.0	—
CarMax Auto Finance income	$174.7	$159.9	$419.0	$422.4

Average auto loans outstanding (1)	$16,805.2	$17,771.7	$17,419.9	$17,683.9
Total interest margin as a percent of average auto loans outstanding	6.2%	6.2%	6.4%	6.2%

Net auto loans originated (1)	$1,761.4	$1,942.8	$6,119.4	$6,368.3
Net penetration rate (1)	42.6%	43.1%	42.3%	42.8%
Weighted average contract rate (1)	11.0%	11.2%	11.2%	11.3%

Ending allowance for loan losses	$474.8	$478.9	$474.8	$478.9

(1)Includes auto loans held for investment and auto loans held for sale.

Earnings Highlights

	Three Months Ended November 30			Nine Months Ended November 30
(In millions except per share data)	2025	2024	Change	2025	2024	Change
Net earnings	$62.2	$125.4	(50.4)%	$368.0	$410.7	(10.4)%
Diluted weighted average shares outstanding	145.9	155.3	(6.1)%	149.4	156.5	(4.6)%
Net earnings per diluted share	$0.43	$0.81	(46.9)%	$2.46	$2.62	(6.1)%

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Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, December 18, 2025. Domestic investors may access the call at 1-800-225-9448 (international callers dial 1-203-518-9708). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com. An investor presentation is also available on the website.

A replay of the webcast will be available on the company’s website at investors.carmax.com through April 13, 2026, or via telephone (for approximately one week) by dialing 1-800-839-1246 (or 1-402-220-0464 for international access) and entering the conference ID 3171396.

Fourth Quarter Fiscal 2026 Earnings Release Date

We currently plan to release results for the fourth quarter ending February 28, 2026, on Tuesday, April 14, 2026, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in late March 2026.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year that ended February 28, 2025, CarMax sold approximately 790,000 used vehicles and 540,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated more than $8 billion in auto loans during fiscal 2025, adding to its nearly $18 billion portfolio. CarMax has more than 250 store locations, over 28,000 associates, and is proud to have been recognized for 21 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to helping its communities thrive and reducing the environmental footprint of its operations. Learn more in the 2025 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected succession matters, operating capacity, sales, inventory, market share, financial and operational targets and goals, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “focused on,” “intend,” “may,” “on track,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including economic downturns, inflationary pressures, fluctuating interest rates, tariffs or the effect of trade policies, and the potential impact of international events.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Our inability to realize the benefits associated with our omni-channel platform or initiatives designed to leverage evolving technologies, including AI.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams, the failure to effectively execute key executive succession plans, or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans than anticipated.
•The failure or inability to realize the benefits associated with our strategic investments.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•The failure or inability to meet our environmental goals or satisfy related disclosure requirements.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of evolving regulations, disclosure requirements, standards and expectations relating to environmental, social and governance matters.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2025, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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Contacts:

Investors:
    David Lowenstein, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended November 30				Nine Months Ended November 30
(In thousands except per share data)	2025	%(1)	2024	%(1)	2025	%(1)	2024	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,548,197	78.5	$4,888,858	78.6	$15,922,349	79.9	$16,243,415	79.8
Wholesale vehicle sales	1,095,119	18.9	1,168,639	18.8	3,497,425	17.5	3,579,543	17.6
Other sales and revenues	150,630	2.6	165,874	2.7	515,397	2.6	527,339	2.6
NET SALES AND OPERATING REVENUES	5,793,946	100.0	6,223,371	100.0	19,935,171	100.0	20,350,297	100.0
COST OF SALES:
Used vehicle cost of sales	4,169,250	72.0	4,464,016	71.7	14,546,602	73.0	14,844,310	72.9
Wholesale vehicle cost of sales	980,366	16.9	1,030,564	16.6	3,088,781	15.5	3,146,465	15.5
Other cost of sales	54,282	0.9	51,145	0.8	98,451	0.5	129,514	0.6
TOTAL COST OF SALES	5,203,898	89.8	5,545,725	89.1	17,733,834	89.0	18,120,289	89.0
GROSS PROFIT	590,048	10.2	677,646	10.9	2,201,337	11.0	2,230,008	11.0
CARMAX AUTO FINANCE INCOME	174,738	3.0	159,885	2.6	419,026	2.1	422,435	2.1
Selling, general, and administrative expenses	581,368	10.0	575,764	9.3	1,842,104	9.2	1,824,904	9.0
Depreciation and amortization	68,943	1.2	64,507	1.0	201,967	1.0	190,277	0.9
Interest expense	26,120	0.5	25,418	0.4	81,643	0.4	83,801	0.4
Other expense	4,468	0.1	5,370	0.1	535	—	2,505	—
Earnings before income taxes	83,887	1.4	166,472	2.7	494,114	2.5	550,956	2.7
Income tax provision	21,672	0.4	41,031	0.7	126,140	0.6	140,266	0.7
NET EARNINGS	$62,215	1.1	$125,441	2.0	$367,974	1.8	$410,690	2.0
WEIGHTED AVERAGE COMMON SHARES:
Basic	145,548		154,582		149,004		155,874
Diluted	145,864		155,265		149,382		156,504
NET EARNINGS PER SHARE:
Basic	$0.43		$0.81		$2.47		$2.63
Diluted	$0.43		$0.81		$2.46		$2.62

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	November 30	February 28	November 30
(In thousands except share data)	2025	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$204,938	$246,960	$271,910
Restricted cash from collections on auto loans held for investment	567,398	559,118	541,153
Accounts receivable, net	151,102	188,733	213,593
Auto loans held for sale	—	—	—
Inventory	3,127,948	3,934,622	3,665,163
Other current assets	146,819	148,203	126,817
TOTAL CURRENT ASSETS	4,198,205	5,077,636	4,818,636
Auto loans held for investment, net	16,151,162	17,242,789	17,412,940
Property and equipment, net	4,023,465	3,841,833	3,799,312
Deferred income taxes	73,451	140,332	133,258
Operating lease assets	475,078	493,355	504,979
Goodwill	141,258	141,258	141,258
Other assets	499,736	467,003	486,743
TOTAL ASSETS	$25,562,355	$27,404,206	$27,297,126

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$887,496	$977,845	$985,891
Accrued expenses and other current liabilities	418,021	529,926	456,541
Accrued income taxes	4,079	87,526	69,816
Current portion of operating lease liabilities	57,173	59,335	60,338
Current portion of long-term debt	216,901	16,821	15,020
Current portion of non-recourse notes payable	522,571	526,518	509,686
TOTAL CURRENT LIABILITIES	2,106,241	2,197,971	2,097,292
Long-term debt, excluding current portion	1,169,768	1,570,296	1,589,454
Non-recourse notes payable, excluding current portion	15,417,006	16,567,044	16,559,771
Operating lease liabilities, excluding current portion	462,391	481,963	481,344
Other liabilities	342,415	343,944	358,055
TOTAL LIABILITIES	19,497,821	21,161,218	21,085,916

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 143,062,439 and 153,319,678 shares issued and outstanding as of November 30, 2025 and February 28, 2025, respectively	71,531	76,660	76,954
Capital in excess of par value	1,824,142	1,891,012	1,853,489
Accumulated other comprehensive (loss) income	(27,280)	3,080	14,827
Retained earnings	4,196,141	4,272,236	4,265,940
TOTAL SHAREHOLDERS’ EQUITY	6,064,534	6,242,988	6,211,210
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$25,562,355	$27,404,206	$27,297,126

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended November 30
(In thousands)	2025	2024
OPERATING ACTIVITIES:
Net earnings	$367,974	$410,690
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	252,198	217,332
Share-based compensation expense	87,361	107,121
Provision for loan losses	317,335	266,406
Provision for cancellation reserves	57,157	75,007
Deferred income tax provision (benefit)	76,618	(19,961)
Proceeds from sale of auto loans	909,016	—
Other	(18,807)	6,186
Net decrease (increase) in:
Accounts receivable, net	37,631	19,872
Inventory	806,674	12,907
Other current assets	(2,916)	127,978
Auto loans held for investment, net	(156,314)	(667,502)
Other assets	(19,646)	(13,936)
Net (decrease) increase in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	(321,017)	6,695
Other liabilities	(55,150)	(70,733)
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,338,114	478,062
INVESTING ACTIVITIES:
Capital expenditures	(407,962)	(340,322)
Proceeds from disposal of property and equipment	385	153
Purchases of investments	(8,754)	(9,478)
Sales and returns of investments	1,922	1,722
Principal payments received on beneficial interests	3,132	—
NET CASH USED IN INVESTING ACTIVITIES	(411,277)	(347,925)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	87,000	34,400
Payments on long-term debt	(299,007)	(344,231)
Cash paid for debt issuance costs	(18,555)	(16,861)
Payments on finance lease obligations	(11,002)	(13,146)
Issuances of non-recourse notes payable	9,577,170	9,721,000
Payments on non-recourse notes payable	(10,729,859)	(9,491,659)
Repurchase and retirement of common stock	(588,440)	(329,581)
Equity issuances	8,349	35,367
NET CASH USED IN FINANCING ACTIVITIES	(1,974,344)	(404,711)
Decrease in cash, cash equivalents, and restricted cash	(47,507)	(274,574)
Cash, cash equivalents, and restricted cash at beginning of year	960,310	1,250,410
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$912,803	$975,836

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